SCHEDULE B
List of Funds

PRINCIPAL UNDERWRITER AGREEMENT

            The following portfolios (“Funds”) are hereby made parties to the Principal Underwriter Agreement dated October 1, 2008:

AS OF: AUGUST 2, 2013

DGHM V2000 SMALLCAP FUND
DGHM ALL-CAP FUND
UNION STREET PARTNERS VALUE FUND
PERKINS DISCOVERY FUND
VIRGINIA EQUITY FUND